Exhibit 4.35

Execution Version

MELCO RESORTS FINANCE LIMITED

US$650,000,000 4.875% Senior Notes due 2025

PURCHASE AGREEMENT

9/F, Central Tower

28 Queen’s Road Central

Hong Kong

PURCHASE AGREEMENT

May 25, 2017

Each of the institutions named in Schedule A hereto

(each, an “Initial Purchaser” and, collectively, the “Initial Purchasers”)

Ladies and Gentlemen:

Melco Resorts Finance Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Issuer”), confirms its agreement with the Initial Purchasers with respect to the issuance and sale by the Issuer and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in Schedule A hereto of US$650,000,000 aggregate principal amount of the Issuer’s 4.875% Senior Notes due 2025 (the “Notes”), subject to the terms and conditions set forth in this purchase agreement (this “Agreement”). The Notes are to be issued pursuant to an indenture (the “Indenture”), dated as of the Closing Date (as defined below), between the Issuer and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

The Issuer intends to use the net proceeds from the offering of the Notes, together with the proceeds from a partial drawdown of the revolving credit facility under the amended and restated credit facilities entered into by Melco Crown Macau (as defined below) in 2015 and cash on hand, to repurchase in full the US$1,000,000,000 aggregate principal amount of 5.00% senior notes due 2021 issued by the Issuer on February 7, 2013 (the “2021 Notes”).

This Agreement, the Indenture and the Notes are referred to herein as the “Operative Documents.”

The offer of the Notes by the Initial Purchasers is herein called the “Offering.” All references to “U.S. dollars” or “US$” herein are to United States dollars. In connection with the Offering, the Issuer has made a listing application to, and approval-in-principle has been obtained from, the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing on the SGX-ST of the Notes.

The Issuer understands that the Initial Purchasers propose to make the Offering on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Notes to purchasers (“Subsequent Purchasers”) at any time after this Agreement has been executed and delivered. The Notes are to be offered and sold through the Initial Purchasers without being registered under the United States Securities Act of 1933, as amended (the “Securities Act”), in reliance upon exemptions therefrom. Pursuant to the terms of the Notes and the Indenture, investors that acquire Notes may only resell or otherwise transfer such Notes (A) (i) if such Notes are hereafter registered under the Securities Act or (ii) if an exemption from the registration requirements of the Securities Act is available for such resale or transfer (including, without limitation, the exemptions afforded by Rule 144A under the Securities Act (“Rule 144A”), or Regulation S under the Securities Act (“Regulation S”) and (B) in compliance with transfer restrictions set forth in the Offering Memorandum under the caption “Transfer Restrictions”.

In connection with the sale of the Notes, the Issuer confirms that it has prepared and delivered to each of the Initial Purchasers copies of a preliminary offering memorandum dated May 15, 2017 (the “Preliminary Offering Memorandum”) and a pricing supplement, in the form attached hereto as Schedule C (the “Pricing Supplement”) and that it will prepare and deliver to each of the Initial Purchasers, dated the date hereof, a final offering memorandum (the “Final Offering Memorandum”), each for use by each of the Initial Purchasers in connection with its solicitation of purchases of, or offering of, the Notes. “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document) which has been prepared and delivered by the Issuer to each of the Initial Purchasers in connection with their solicitation of purchases of, or offering of the Notes.

For purposes of this Agreement:

“Gaming License” means a license for operating games of chance and other casino games in Macau, pursuant to a valid subconcession contract;

“Sanction Target” means any person who is (i) the subject or the target of any sanctions or trade embargos administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”) or the Monetary Authority of Singapore (“MAS”) or any other applicable sanctions regulation (collectively, “Sanctions”); (ii) 50% or more owned by or otherwise controlled by or acting on behalf of one or more persons referenced in clause (i) above, or (iii) located, organized or resident in a country or territory that is the subject or the target of Sanctions (including but not limited to, Cuba, Iran, North Korea, Sudan, the Crimea region in the Ukraine and Syria) (each, a “Sanctioned Country”); and

“Subconcession Contract” means the Subconcession Contract dated September 8, 2006 between Wynn Resorts (Macau), S.A. and Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited or Melco PBL Gaming (Macau) Limited and before that as PBL Entertainment (Macau) Limited) (“Melco Crown Macau”).

SECTION 1. Representations and Warranties by the Issuer.

The Issuer represents and warrants to each Initial Purchaser as of the date hereof and as of the Closing Date referred to in Section 2(b) hereof, and agrees with each Initial Purchaser, as follows:

(i) Disclosure Package and Final Offering Memorandum. As of the Applicable Time (as defined below), neither (x) the Preliminary Offering Memorandum as supplemented by the Pricing Supplement, all considered together (collectively, the “Disclosure Package”), nor (y) any individual Supplemental Offering Materials (as defined below), when considered together with the Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. “Applicable Time” means the time when sales of the Notes were first made.

“Supplemental Offering Materials” means any “written communication” (within the meaning of the rules and regulations promulgated under the Securities Act by the U.S. Securities and Exchange Commission (the “Commission”)), prepared by or on behalf of the Issuer, or used or referred to by the Issuer, that constitutes an offer to sell or a solicitation of an offer to buy the Notes other than the Offering Memorandum or amendments or supplements thereto (including the Pricing Supplement), including, without limitation, any road show material relating to the Notes that constitutes such a written communication.

As of its date of issue and as of the Closing Date, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the representations, warranties and agreements in this Section 1(i) shall not apply to statements in or omissions from the Disclosure Package or the Final Offering Memorandum or any amendments or supplements thereto made in reliance upon and in conformity with information furnished to the Issuer in writing by an Initial Purchaser expressly for use in the Disclosure Package or the Final Offering Memorandum or any amendments or supplements thereto, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof.

(ii) Existence. The Issuer and each of its subsidiaries has been duly incorporated and is existing and (where such concept is applicable) in good standing under the laws of the jurisdiction of its incorporation or establishment, with power and authority (corporate and other) to own its properties and conduct its business as described in the Disclosure Package and the Final Offering Memorandum and to enter into, execute and perform its obligations under the Operative Documents to which it is a party, and is duly qualified to do business as a foreign corporation (where such concept is applicable) in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified in such jurisdiction, individually or in the aggregate, would not have a material adverse effect on the condition (financial or other), business, properties, business prospects or results of operations of the Issuer and its subsidiaries taken as a whole (“Material Adverse Effect”).

(iii) Subsidiaries. The Issuer does not have any subsidiaries other than the ones listed on Schedule B. All of the issued and outstanding authorized shares of each subsidiary of the Issuer have been duly authorized and validly issued and are fully paid and non-assessable; and except for authorized shares which have been pledged pursuant to prior financings as disclosed in the Disclosure Package and the Final Offering Memorandum, the authorized shares of each subsidiary owned by the Issuer, directly or through subsidiaries, are owned free from liens, encumbrances and defects.

(iv) Capitalization. The capitalization of the Issuer is as set forth in the Disclosure Package and the Final Offering Memorandum in the column entitled “Actual” under the caption “Capitalization”; all of the issued and outstanding shares of the Issuer have been duly authorized.

(v) Absence of Further Requirements. No consent, approval, or order of, clearance by, or filing or registration with, any person (including any governmental agency or body or any court or any stock exchange) is required to be obtained or made by the Issuer or any of its subsidiaries for the consummation by the Issuer of the transactions contemplated by the Operative Documents, except such as may be required (A) under the blue sky or similar laws of any jurisdiction in connection with the purchase and distribution of the Notes by the Initial Purchasers in the manner contemplated in the Operative Documents, the Disclosure Package and the Final Offering Memorandum and (B) by the SGX-ST in connection with its granting approval-in-principle for the listing and quotation of the Notes when such approval is obtained. No governmental authorization is required to effect payments of principal, premium, if any, and interest on the Notes.

(vi) Title to Property. Except as disclosed in the Disclosure Package and the Final Offering Memorandum, the Issuer and its subsidiaries have good and marketable title to all real property and all other property and assets owned by them as are necessary to conduct their respective businesses in the manner described in the Disclosure Package and the Final Offering Memorandum, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them, and the Issuer and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them and except for such liens, encumbrances, charges, defects, claims, options or restrictions which, individually or in the aggregate, would not have a Material Adverse Effect.

(vii) Compliance. Neither the Issuer nor any of its subsidiaries is (A) in violation of its respective constitutional documents, (B) in default of the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which it may be bound, or to which any of the properties or assets of the Issuer or any of its subsidiaries may be subject (and no event has occurred which, with the giving of notices or lapse of time or both, would constitute such default), or (C) in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or such subsidiary or any of its properties, as applicable, except, in the case of (B) and (C) only, any defaults or violations which, individually and in the aggregate, would not have a Material Adverse Effect.

(viii) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of each Operative Document and the consummation of the transactions contemplated herein and therein by the Issuer, the issuance and sale of the Notes and the application of the proceeds from the sale of the Notes by the Issuer, as described in the Disclosure Package and the Final Offering Memorandum under the caption “Use of Proceeds,” and compliance by the Issuer with its obligations hereunder and thereunder do not and will not result in (A) a violation of the respective constitutional documents of the Issuer or any of its subsidiaries, (B) a violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or any of its subsidiaries or any of their properties, or (C) a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Issuer or any of its subsidiaries pursuant to, the constitutional documents of the Issuer or any of its subsidiaries, any statute, rule, regulation or order of any governmental agency or body or any court, arbitrator or other authority, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of their properties, or any agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the properties of the Issuer or any of its subsidiaries is subject except in the case of (B) and (C) above, where any such breach, violation, contravention, default, Debt Repayment Triggering Event, lien, charge or encumbrance would not, individually or in the aggregate, have a Material Adverse Effect. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Issuer or any of its subsidiaries.

(ix) Subconcession Contract. The Subconcession Contract has been duly authorized, executed and delivered by Melco Crown Macau, and assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding agreement of such parties, enforceable against Melco Crown Macau in accordance with its terms, in each case, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(x) Licenses. The Issuer and its subsidiaries possess, and are in compliance with the terms of, all licenses, certificates, authorizations, and franchise permits (collectively, “Licenses”) issued by appropriate governmental agencies or bodies necessary to the conduct of the business now operated by them, except for such non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any License that, if determined adversely to the Issuer or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect. To the best knowledge of the Issuer, the Gaming License of Melco Crown Macau remains in full force and effect and validly authorizes Melco Crown Macau to carry on the gaming business as is and is proposed to be conducted and on the terms and conditions, in each case as described in the Disclosure Package and the Final Offering Memorandum, and to the knowledge of the Issuer, no notice of any proceeding or claim or action for the invalidation, revocation, cancellation or imposition of any further condition or requirement of or in connection with the Gaming License has occurred or is pending.

(xi) Absence of Labor Dispute. Except as would not have a Material Adverse Effect, no labor dispute with the employees of the Issuer or any of its subsidiaries exists or, to the knowledge of the Issuer or any of its subsidiaries, is imminent.

(xii) Possession of Intellectual Property. Except as disclosed in the Disclosure Package and the Final Offering Memorandum, the Issuer and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated or employed by them, and if such business is described in the Disclosure Package and the Final Offering Memorandum, as described in the Disclosure Package and the Final Offering Memorandum. Neither the Issuer nor any of its subsidiaries has received any notice or communication of infringement of or conflict with asserted rights of others with respect to any intellectual property rights of others that, if determined adversely to the Issuer or any of its subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

(xiii) Offering Memorandum. The statements set forth in the Disclosure Package and the Final Offering Memorandum (i) under the sections headed “Description of Notes” and “Description of Other Material Indebtedness,” insofar as they purport to constitute a summary of the material terms of the Notes and the material indebtedness of the Issuer and its subsidiaries, respectively, and (ii) under the sections headed “Related Party Transactions,” “Plan of Distribution” and “Taxation,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and fair in all material respects. The Operative Documents will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum.

(xiv) Environmental Laws. Neither the Issuer nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances or relating to the safety of employees in the workplace (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation or proceeding (“Proceeding”) relating to any environmental laws, which violation, contamination, liability or Proceeding would, individually or in the aggregate, have a Material Adverse Effect; and neither the Issuer nor any of its subsidiaries is aware of any pending hearing or investigation which would lead to such a claim.

(xv) Insurance. The Issuer and its subsidiaries maintain insurance in such amounts and covering such risks as the Issuer and each subsidiary reasonably considers adequate for the conduct of its business, all of which insurance is in full force and effect. There are no material claims by the Issuer or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Issuer nor any of its subsidiaries has a reason to believe that it will not be able to renew its existing renewable insurance as and when such coverage expires or will not be able to obtain replacement insurance adequate for the conduct of the business and the value of its properties at a cost that would not have a Material Adverse Effect.

(xvi) Statistical and Market-Related Data. Any third-party statistical and market-related data included in the Disclosure Package or the Final Offering Memorandum are based on or derived from sources that the Issuer believes to be reliable and accurate.

(xvii) Absence of Accounting Issues. A member of the Board of Directors of the Issuer has confirmed that the Board of Directors is not reviewing or investigating, and neither the Issuer’s independent auditors nor its internal auditors have recommended that the Board of Directors review or investigate adding to, deleting, changing the application of, or changing the Issuer’s disclosure with respect to, the Issuer’s material accounting policies, other than in connection with any proposed change in U.S. GAAP (as defined below).

(xviii) Taxes. No taxes, imposts or duties of any nature (including, without limitation, stamp or other issuance or transfer taxes or duties and capital gains, income, withholding or other taxes) are payable by or on behalf of the Initial Purchasers to the governments of the Cayman Islands or Macau or, in each case, any political subdivision or taxing authority thereof or therein in connection with (A) the execution and delivery of the Operative Documents, except Cayman Islands stamp duty will be payable if originals of the Operative Documents are executed or brought into the Cayman Islands or (B) except as disclosed in the Disclosure Package and the Final Offering Memorandum under the heading “Taxation,” the resale and delivery of such Notes by the Initial Purchasers in the manner contemplated in the Disclosure Package and the Final Offering Memorandum.

(xix) Filing of Tax Returns. Each of the Issuer and its subsidiaries has filed on a timely basis all necessary tax returns, reports and filings (except in any case in which the failure to file on a timely basis would not have a Material Adverse Effect), and all such returns, reports or filings are true, correct and complete in all material aspects, and are not the subject of any disputes with revenue or other authorities and to the Issuer’s knowledge there are no circumstances giving rise to, or which could give rise to, such disputes. None of the Issuer or its subsidiaries is delinquent in the payment of any taxes due thereunder or has any knowledge of any tax deficiency which might be assessed against any of them, which, if so assessed, would have a Material Adverse Effect.

(xx) Litigation. Except as disclosed in the Disclosure Package and the Final Offering Memorandum, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Issuer, any of its subsidiaries or any of their respective properties that, if determined adversely to the Issuer or any of its subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect, or would materially or adversely affect the ability of the Issuer to perform its obligations under the Operative Documents, or which are otherwise material in the context of the sale of the Notes by the Issuer; and to the Issuer’s and each of its subsidiaries’ best knowledge, no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or contemplated.

(xxi) Auditor. Deloitte Touche Tohmatsu (“Deloitte”), who audited or reviewed, as applicable, the financial statements of the Issuer included in the Disclosure Package and the Final Offering Memorandum, is the independent public accountant of the Issuer.

(xxii) Financial Statements. The consolidated financial statements of the Issuer and its consolidated subsidiaries, together with the applicable related notes, included in the Disclosure Package and the Final Offering Memorandum present fairly the consolidated financial position of the Issuer and its consolidated subsidiaries at the dates indicated and their consolidated statement of operations, stockholders’ equity and cash flows for the periods specified. Such consolidated financial statements of the Issuer and its consolidated subsidiaries have been prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and, except as disclosed therein, applied on a consistent basis throughout the periods involved. The selected financial data and the summary financial information included in the Disclosure Package and the Final Offering Memorandum present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Disclosure Package and the Final Offering Memorandum and the other financial information included in the Disclosure Package and the Final Offering Memorandum has been derived from the accounting records of the Issuer and its subsidiaries and presents fairly the information shown thereby.

(xxiii) No Material Adverse Change in Business. Except as disclosed in the Disclosure Package and the Final Offering Memorandum, since March 31, 2017, neither the Issuer nor any of its subsidiaries has (i) incurred, assumed or acquired any material liability (including contingent liability) or other material obligation, (ii) received notice of any cancellation, termination or revocation of the Subconcession Contract or of any Debt Repayment Triggering Event, (iii) acquired or disposed of or agreed to acquire or dispose of any business or any other asset material to the Issuer and its subsidiaries taken as a whole, (iv) entered into a letter of intent or memorandum of understanding (or announced an intention to do so) relating to any matter identified in clauses (i) through (iii) above, or (v) sustained any material loss or interference with its business from strike, fire, explosion or other calamity, whether or not covered by insurance, or from any court or governmental action, order or decree, and since the respective dates as of which information is given in the Disclosure Package and the Final Offering Memorandum, except as disclosed in or contemplated by the Disclosure Package and the Final Offering Memorandum, there has been no change, nor any development or event, that would have a Material Adverse Effect. Except as disclosed in or contemplated by the Disclosure Package and the Final Offering Memorandum, since March 31, 2017, there has been no dividend or distribution of any kind declared, paid or made by the Issuer on any class of its authorized shares.

(xxiv) Management’s Discussion and Analysis of Financial Condition and Results of Operations. The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Disclosure Package and the Final Offering Memorandum accurately and fully describes, in all material respects, (A) accounting policies which the Issuer believes are the most important in the portrayal of the consolidated financial condition and results of operations of the Issuer and its consolidated subsidiaries and which require management’s most difficult, subjective or complex judgments (“critical accounting policies”); (B) judgments and uncertainties affecting the application of critical accounting policies; and (C) explanation of the likelihood that materially different amounts would be reported under different conditions or using different assumptions.

(xxv) No Prohibition on Subsidiaries from Paying Dividends or Making Other Distributions. Except as disclosed in the Disclosure Package and the Final Offering Memorandum, no subsidiary of the Issuer is currently prohibited, directly or indirectly, (i) from paying any dividends to the Issuer, (ii) from making any other distribution on such subsidiary’s authorized shares, (iii) from repaying to the Issuer any loans or advances to such subsidiary from the Issuer or (iv) from transferring any of such subsidiary’s property or assets to the Issuer or any other subsidiary of the Issuer; provided that in the case of clause (iv) only, it is acknowledged that the transfer of gaming assets by Melco Crown Macau and of casinos and/or gaming areas will be subject to the compliance of the Gaming License and related requirements under Macau law.

(xxvi) Investment Company Act. The Issuer is not required to register, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Disclosure Package and the Final Offering Memorandum, would not be required to register, as an investment company under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”).

(xxvii) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Issuer or any of its subsidiaries, on the one hand, and the directors, officers, shareholders, customers, suppliers or other affiliates of the Issuer or any of its subsidiaries, on the other hand, that is required to be described in the Disclosure Package and the Final Offering Memorandum that is not so described.

(xxviii) Stabilization Activities. None of the Issuer, its subsidiaries, their respective Affiliates (as defined below) or any person acting on its or their behalf (other than the Initial Purchasers, as to whom no representation or warranty is made), has taken, directly or indirectly, any action for the purpose of stabilizing or manipulating the price of any security to facilitate the sale or resale of the Notes in violation of any applicable law.

(xxix) Choice of Law. The agreement of the Issuer to the choice of law provisions set forth in Section 19 hereof will be recognized by the courts of the Cayman Islands and Macau and are legal, valid and binding; the Issuer can sue and be sued in its own name under the laws of the Cayman Islands and Macau; the irrevocable submission by the Issuer to the jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York and the appointment of Law Debenture Corporate Services Inc., 801 2nd Avenue, Suite 403, New York, New York 10017, as its authorized agent for the purpose described in Section 19 hereof is legal, valid and binding; service of process effected in the manner set forth in Section 19 hereof will be effective to confer valid personal jurisdiction over the Issuer; and, except as disclosed in the Disclosure Package and the Final Offering Memorandum, a judgment obtained in the federal and state courts in the Borough of Manhattan in The City of New York arising out of or in relation to the obligations of the Issuer under this Agreement would be enforceable against the Issuer in the courts of the Cayman Islands and Macau, in each case, without further review of the merits.

(xxx) Compliance with Anti-bribery Laws. None of the Issuer, any of its subsidiaries or any of their respective directors or officers, nor to the knowledge of the Issuer, any agent, employee or other person acting on behalf of and at the direction of the Issuer or any of its subsidiaries has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or made any direct or indirect unlawful payment to any government official or employee from corporate funds. None of the Issuer, its subsidiaries and any of their respective officers, directors, supervisors or managers, and to the knowledge of the Issuer, their respective affiliates, agents or employees, has violated any applicable anti-bribery law, rule or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the United States Foreign Corrupt Practices Act or any other applicable law, rule or regulation of similar purpose and scope, or any amendment thereto (collectively, the “Anti-Bribery Laws”). The Issuer and its subsidiaries have instituted and maintain policies and procedures designed to (a) ensure continued compliance with the Anti-Bribery Laws and (b) detect the violations of the Anti-Bribery Laws.

(xxxi) Compliance with Money Laundering Laws. Each of the Issuer, its subsidiaries and their respective officers, directors, supervisors, managers, and to the knowledge of the Issuer, each of their respective affiliates, agents or employees or other person acting on behalf, at the direction or in the interest of the Issuer or its subsidiaries, has not violated, and the Issuer and its subsidiaries operate and will continue to operate their businesses in compliance with, any applicable anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other applicable laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code sections 1956 and 1957, the U.S. Patriot Act, the U.S. Bank Secrecy Act, and international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended and as applicable, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any applicable orders or licenses issued thereunder.

(xxxii) Sanctions. None of the Issuer, its subsidiaries and their respective officers, directors, supervisors, managers, nor to the knowledge of the Issuer, any affiliate, agent, or employee or other person acting on behalf or at the direction of the Issuer or its subsidiaries is a person that is a Sanction Target or domiciled or registered in or operating from a Sanctioned Country. Neither the Issuer nor any of its subsidiaries has or intends to have any business operations or other dealings (a) in any Sanctioned Country, including the Crimean region in Ukraine, Cuba, Iran, Sudan, North Korea and Syria, (b) with any Specially Designated National (“SDN”) on OFAC’s SDN list or, to its knowledge, with a Sanction Target, or (c) involving commodities or services of a Sanctioned Country origin or shipped to, through, or from a Sanctioned Country, or on Sanctioned Country owned or registered vessels or aircraft, or finance or subsidize any of the foregoing in an amount exceeding 5% of the total assets or revenues of the Issuer and its subsidiaries on a consolidated basis. The Issuer and its subsidiaries have instituted and maintain policies and procedures designed to prevent sanctions violations (by the Issuer and its subsidiaries and by persons associated with the Issuer and its subsidiaries). Neither the Issuer nor any of its subsidiaries knows or has reason to believe that any of them are or may become subject of sanctions-related investigations or juridical proceedings.

(xxxiii) Forward-Looking Statements. Each “forward-looking statement” (within the meaning of Section 27A of the Act and Section 21E of the U.S. Securities Exchange Act of 1934 Act, as amended (the “Exchange Act”)) included in the Disclosure Package or the Final Offering Memorandum has been made or reaffirmed by the Issuer with a reasonable basis, in good faith and based on reasonable assumptions.

(xxxiv) Authorization of this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Issuer.

(xxxv) Authorization of the Notes. The Notes have been duly authorized and, at the Closing Date, will have been duly executed by the Issuer and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the Purchase Price (as defined below) as provided in this Agreement, will constitute legal, valid and binding obligations of the Issuer, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(xxxvi) Authorization of the Indenture. The Indenture has been duly authorized by the Issuer and, when executed and delivered by the Issuer (assuming the due authorization, execution and delivery by the Trustee), will constitute a legal, valid and binding agreement of the Issuer, enforceable against the Issuer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(xxxvii) No Qualification under Trust Indenture Act. No qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (the “TIA”) is required in connection with the offer and sale of the Notes by the Issuer to the Initial Purchasers hereunder or the resales thereof by the Initial Purchasers in the manner contemplated hereby.

(xxxviii) Payments without Withholding. Except as disclosed in the Disclosure Package and the Final Offering Memorandum, all payments on the Notes will be made by the Issuer without withholding or deduction for or on account of any and all taxes, duties or other charges or whatsoever nature (including, without limitation, income taxes) imposed by the Cayman Islands or Macau, or, in each case, any political subdivision or taxing authority thereof or therein.

(xxxix) Sovereign Immunity. None of the Issuer or any of its subsidiaries or any of their respective properties has any sovereign immunity from jurisdiction or suit of any court or from set-off or from any legal process or remedy (whether through service, notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Macau.

(xl) Solvency. Immediately after the Closing Time, the Issuer individually, and the Issuer and its subsidiaries on a consolidated basis (the “Group”), will be Solvent. As used herein, the term “Solvent” means, with respect to the Issuer and the Group, on a particular date, that on such date (1) the fair market value of the assets of the entity is greater than the total amount of liabilities (including contingent liabilities) of such entity, (2) the present fair saleable value of the assets of such entity is greater than the sum of its stated liabilities and identified contingent liabilities, (3) such entity is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature, and (4) such entity does not have unreasonably small capital. No proceedings have been commenced by the Issuer or its subsidiaries for, nor has the Issuer or any of its subsidiaries passed any resolutions or presented petitions for purposes of, and no judgment has been rendered for, the liquidation, bankruptcy, winding-up, administration or analogous event of the Issuer or any of its subsidiaries, except with respect to any subsidiary of the Issuer, for any such resolutions in respect of a voluntary reorganization.

(xli) Undisclosed Liabilities. There are (i) no liabilities of the Issuer or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and (ii) no existing situations or set of circumstances that would reasonably be expected to result in such a liability, other than (x) liabilities set forth in the Disclosure Package and the Final Offering Memorandum, or (y) other undisclosed liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

(xlii) Accounting Controls. The Issuer and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) and the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xliii) Similar Offerings. None of the Issuer, its Affiliates, as such term is defined in Rule 501(b) under the Securities Act (each, an “Affiliate”), or any other person acting on its or their behalf (other than the Initial Purchasers, as to whom no representation, warranty or agreement is made), has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any U.S. person (as defined in Regulation S), any security which is or would be integrated with the sale of the Notes in a manner that would require the Notes to be registered under the Securities Act.

(xliv) Rule 144A Eligibility. The Notes are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated interdealer quotation system. Each of the Disclosure Package and the Final Offering Memorandum, as of its date, contain all the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act.

(xlv) No General Solicitation. None of the Issuer, its subsidiaries, their Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom no representation, warranty or agreement is made) has engaged or will engage, in connection with the Offering, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

(xlvi) Public Announcements Relating to Stabilization Actions. The Issuer represents, warrants and agrees that in relation to any Notes for which Merrill Lynch International is named as a Stabilizing Coordinator (the “Stabilizing Coordinator”), each of the Issuer and its subsidiaries will not issue, without the prior consent of the Stabilizing Coordinator, any press release or other public announcement referring to the proposed issue of Notes unless the announcement adequately discloses the fact that stabilizing action may take place in relation to the Notes and the Issuer authorizes the Initial Purchasers to make adequate public disclosure of the information required by Article 6 of the Commission Delegated Regulation 2016/1052 instead of the Issuer.

(xlvii) No Registration Required. Subject to compliance by the Initial Purchasers with the representations, warranties and procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Notes under the Securities Act.

(xlviii) No Directed Selling Efforts. With respect to those Notes sold in reliance on Regulation S, (A) none of the Issuer, its subsidiaries, their respective Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom no representation, warranty or agreement is made) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (B) each of the Issuer, its subsidiaries and their respective Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom no representation, warranty or agreement is made) has complied with and will comply with the offering restrictions requirements of Regulation S.

(xlix) Foreign Private Issuer. The Issuer is a “foreign private issuer” as defined in Rule 405 under the Securities Act.

SECTION 2. Sale and Delivery to Initial Purchasers; Closing.

(a)    Notes. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Issuer agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Issuer, at the purchase price of 99.40% (consisting of the issue price for the Notes, being 100.00% of the principal amount thereof, net the commission thereon, being 0.60% of the principal amount of the Notes (the “Fees”)) of the principal amount thereof (the “Purchase Price”), the principal amounts of the Notes set forth in Schedule A opposite the name of such Initial Purchaser, plus any additional principal amount of the Notes which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 10 hereof (any such additional principal amount purchased, a “Default Purchase”).

The Fees shall be allocated among the Initial Purchasers as set forth in the following sentence, it being understood and agreed that for purposes of this paragraph only, Industrial and Commercial Bank of China (Asia) Limited and Industrial and Commercial Bank of China (Macau) Limited (together, “ICBC”) shall be treated as one entity. Subject to any adjustment to account for any Default Purchase, (i) Australia and New Zealand Banking Group Limited and Merrill Lynch International, shall be entitled to receive, in aggregate, 70% of the aggregate amount of the Fees and the Issuer, in its sole and absolute discretion, shall determine the allocation of such amount between Australia and New Zealand Banking Group Limited and Merrill Lynch International, and (ii) BOCI Asia Limited and ICBC shall be entitled to 10% and 20% of the aggregate amount of the Fees, respectively.

(b)    Payment of Purchase Price. Payment of the Purchase Price for the Notes shall be made by the Initial Purchasers in U.S. dollars in immediately available funds by wire transfer to the account of the Issuer notified to Merrill Lynch International, acting as settlement lead manager, at least three business days before 9:30 A.M. New York City time on June 6, 2017 (the “Closing Date”), or at least three business days before such other date, not later than seven calendar days after the foregoing date, as shall be agreed upon by the Representatives (as defined below) and the Issuer (such time and date of payment being herein called the “Closing Time”).

Payment shall be made to the Issuer against delivery to the Initial Purchasers for the respective accounts of the Initial Purchasers or the accounts of the persons procured by the Initial Purchasers to purchase the Notes. Each Initial Purchaser shall accept delivery of, receipt for, and make payment of the Purchase Price for, the Notes which it has agreed to purchase, or procure the purchase of. Each of the Initial Purchasers may (but shall not be obligated to) make payment of the Purchase Price for the Notes to be purchased by any persons procured by such Initial Purchaser whose funds have not been received by the Closing Time.

(c)    Delivery. The Issuer will deliver to the Initial Purchasers, against payment of the Purchase Price thereof pursuant to Section 2(b) above, the Notes to be purchased by the Initial Purchasers hereunder and to be offered and sold by the Initial Purchasers in reliance on Regulation S in the form of one or more global notes (the “Regulation S Global Notes ”) registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), and deposited with the Trustee as custodian for DTC for the respective accounts of the DTC participants for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”). The Issuer will deliver to the Initial Purchasers against payment of the Purchase Price thereof the Notes to be purchased by the Initial Purchasers hereunder and to be offered and sold by the Initial Purchasers in reliance on Rule 144A in the form of one or more global notes (the “Rule 144A Global Notes”) deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. The Regulation S Global Notes and the Rule 144A Global Notes shall be assigned separate CUSIP numbers. The Regulation S Global Notes and the Rule 144A Global Notes shall include the legend regarding restrictions on transfer set forth under “Transfer Restrictions” in the Offering Memorandum. Interests in the Regulation S Global Notes and the Rule 144A Global Notes will be held only in book-entry form through DTC except in the limited circumstances described in the Indenture when they may be exchanged for definitive certificated Notes.

(d)    Stabilization. Merrill Lynch International, as Stabilizing Coordinator (or any person duly appointed as acting for the Stabilizing Coordinator) may, to the extent permitted by applicable laws and regulations, over-allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail, but in doing so the Stabilizing Coordinator shall act as principal and not as agent of the Issuer.

SECTION 3. Covenants of the Issuer. The Issuer covenants with each Initial Purchaser as follows:

(a)    Disclosure Package and Offering Memorandum. During the period from the date hereof to that indicated in Section 3(b)(ii) below, the Issuer, as promptly as practicable, will furnish to each Initial Purchaser, without charge, such number of copies of the Disclosure Package and the Final Offering Memorandum and any amendments and supplements thereto as such Initial Purchaser may reasonably request.

(b)    Notice and Effect of Material Events. The Issuer will promptly notify each Initial Purchaser, and confirm such notice in writing, of (i) any filing made by the Issuer of information relating to the Offering with any securities exchange or any other regulatory body in any applicable jurisdiction, and (ii) at any time prior to the earlier of (A) three months after the Closing Date and (B) the completion of the resale of the Notes by the Initial Purchasers (which the Initial Purchasers shall provide prompt notice thereof to the Issuer), any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Issuer and its subsidiaries considered as one enterprise which (x) make any statement in the Disclosure Package, any Offering Memorandum or any Supplemental Offering Material false or misleading or (y) are not disclosed in the Disclosure Package or Offering Memorandum. During such time as described in clause (ii) of the preceding sentence, if any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Offering Memorandum in order that the Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which they were made and then existing, or if in the reasonable opinion of the Initial Purchasers or counsel for the Initial Purchasers it is otherwise necessary to amend or supplement the Offering Memorandum to comply with law, the Issuer will forthwith amend or supplement the Offering Memorandum by promptly preparing and furnishing, at its own expense, to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchasers) so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made and existing at the time it is furnished to the Initial Purchasers, not misleading or so that the Offering Memorandum, as amended or supplemented, will comply with law.

(c)    Amendments and Supplements to the Offering Memorandum; Preparation of Pricing Supplement; Supplemental Offering Materials. The Issuer will promptly submit for review and approval to each Initial Purchaser any proposed amendment or supplement to the Disclosure Package and Offering Memorandum, such approval not to be unreasonably withheld or delayed. Neither the approval of the Initial Purchasers, nor the Initial Purchasers’ delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof. The Issuer represents that it has not made, and agrees that unless it obtains the prior consent of the Representatives it will not make, any offer relating to the Notes by means of any Supplemental Offering Materials other than the road show presentation dated May 2017 relating to the Notes.

(d)    Qualification of Notes for Offer and Sale. The Issuer will use its commercially reasonable best efforts, in cooperation with the Initial Purchasers and counsel for the Initial Purchasers, to qualify the Notes for offering and sale under the applicable securities laws of such states and other jurisdictions as the Initial Purchasers may designate and will maintain such qualifications in effect as long as required for the sale of the Notes; provided, however, that the Issuer shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities or take any other action in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Issuer will advise the Initial Purchasers promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Notes for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Issuer shall use its commercially reasonable best efforts to obtain the withdrawal thereof as soon as practicable.

(e)    DTC. The Issuer will cooperate with the Initial Purchasers and use its best efforts to permit the Notes to be eligible for clearance and settlement through the facilities of DTC and will assist the Initial Purchasers in obtaining the approval of DTC for “book-entry” transfer of the Notes in global form.

(f)    Euroclear and Clearstream. The Issuer will cooperate with the Initial Purchasers and use its best efforts to permit the Notes to be eligible for clearance and settlement through the facilities of Euroclear and Clearstream and will assist the Initial Purchasers in obtaining the approval of Euroclear and Clearstream for “book-entry” transfer of the Notes in global form.

(g)    Use of Proceeds. The Issuer will apply the net proceeds received by it from the sale of the Notes in the manner specified in the Disclosure Package and the Final Offering Memorandum under “Use of Proceeds” and will not directly or indirectly use, lend, contribute or otherwise make available to any subsidiary, joint venture partner or other person or entity, such net proceeds (i) to fund or facilitate any activities of or business with persons that, at the time of such funding or facilitation, is a Sanction Target, (ii) to fund or facilitate any activities of or business in any Sanctioned Country, or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as initial purchaser, advisor, investor or otherwise) of any Sanctions. The proceeds from the sale of the Notes will not be used, directly or indirectly, for any purpose in violation of the Anti-Bribery Laws or anti-money laundering laws.

(h)    Restriction on Sale of Securities. For a period of 90 days from the date of this Agreement, the Issuer agrees not to, directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase, issue any instrument convertible into or exchangeable for, or otherwise transfer or dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition in the future of), any debt securities of the Issuer with terms substantially similar (including having equal rank) to the Notes (other than the Notes), except with the prior consent of the Representatives.

(i)    Listing on Securities Exchange. The Issuer will use commercially reasonable efforts to have the Notes listed or admitted to trading on the SGX-ST.

(j)    Stabilization and Manipulation. In connection with the issuance and sale of the Notes, until the Initial Purchasers have notified the Issuer of the completion of the placement and resales of the Notes by the Initial Purchasers (which notice the Initial Purchasers shall provide promptly after such completion), neither the Issuer nor any of its Affiliates will take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes.

SECTION 4. Payment of Expenses.

The Issuer agrees to reimburse the Initial Purchasers upon request for all fees, stamp duty (if any), expenses and other costs reasonably and properly incurred in connection with the Offering, including, without limitation, telecommunications, postage, document production and other pre-agreed out-of-pocket expenses; provided that except as otherwise provided for in Section 13 hereof, the fees and expenses of the Initial Purchasers’ legal advisors shall not be reimbursed by the Issuer.

The Issuer must pay for its own fees, expenses and other costs incurred in connection with the Offering (or reimburse any Initial Purchaser to the extent that such Initial Purchaser incurs such costs on the Issuer’s behalf) including, without limitation, (i) its own legal, accounting and auditors’ fees and expenses, (ii) the fees and expenses (including legal fees) of the Trustee, rating agencies, the paying agent(s), the listing agent and all other agents involved in the Offering, (iii) all listing fees and other listing costs payable to the relevant stock exchange and/or any other relevant competent authority in connection with the listing, (iv) the cost of roadshows and any other presentations to investors prepared in connection with the Offering, printing and distribution of the Offering Memorandum and any other marketing materials for the Notes other than the Initial Purchasers’ travel expenses (and each Initial Purchaser shall be responsible for its own travel expenses), (v) the cost of printing, authenticating and distributing any Notes in definitive form, and (vi) the cost of publishing any notices.

Unless set out otherwise in this Agreement, all payments under this Agreement must be made: (i) on the due date in accordance with the payment instructions of the Initial Purchasers or within 30 days of the invoice (as the case may be), (ii) together with any applicable VAT, sales and any similar taxes which will be invoiced to or otherwise payable by the Issuer, and (iii) in full without set-off, condition, restriction, counterclaim, deduction or withholding, unless required by law. If any deduction or withholding is required by any applicable law in connection with any such payment, the Issuer will increase the amount paid so that the full amount of such payment is received by the Initial Purchasers as if no such deduction or withholding had been made.

SECTION 5. Conditions of Initial Purchasers’ Obligations.

The obligations of the several Initial Purchasers to purchase and pay for, or procure the purchase of and payment for, the Notes hereunder are subject to the accuracy of the representations and warranties of the Issuer contained in Section 1 hereof, as of the date hereof and as of the Closing Date, or in certificates of any officer or director of the Issuer, delivered pursuant to the provisions hereof, to the performance by the Issuer of its covenants and other obligations hereunder, and to the following further conditions (any of which may be waived by the Representatives):

(a)    Opinion of U.S. Counsel for the Issuer. At the Closing Time, the Representatives, on behalf of the Initial Purchasers, shall have received (x) the opinion, (y) the tax opinion and (z) the 10b-5 disclosure letter, dated as of the Closing Date, of Latham & Watkins, U.S. counsel for the Issuer, in each case substantially in the form as attached hereto as Exhibits A-1, A-2 and A-3, respectively.

(b)    Opinion of Cayman Islands Counsel for the Issuer. At the Closing Time, the Representatives, on behalf of the Initial Purchasers, shall have received the opinion, dated as of the Closing Date, of Harney Westwood & Riegels, special Cayman Islands counsel for the Issuer incorporated under the laws of the Cayman Islands, substantially in the form as attached hereto as Exhibit B.

(c)    Opinion of Macau Counsel for the Issuer. At the Closing Time, the Representatives, on behalf of the Initial Purchasers, shall have received the opinion, dated as of the Closing Date, of Manuela António Lawyer and Notaries, special Macau counsel for the Issuer incorporated under the laws of Macau, substantially in the form as attached hereto as Exhibit C.

(d)    Opinion of Special Counsel for the Issuer. At the Closing Time, the Representatives, on behalf of the Initial Purchasers, shall have received the opinion, dated as of the Closing Date, of Latham & Watkins, special counsel for the Issuer with respect to certain English law matters, substantially in the form as attached hereto as Exhibit D.

(e)    Opinion of U.S. Counsel for the Initial Purchasers. At the Closing Time, the Representatives, on behalf of the Initial Purchasers, shall have received (x) the opinion and (y) the 10b-5 disclosure letter, dated as of the Closing Date, of White & Case, U.S. counsel for the Initial Purchasers, in the form and substance satisfactory to the Representatives.

(f)    Opinion of Cayman Islands Counsel for the Initial Purchasers. At the Closing Time, the Representatives, on behalf of the Initial Purchasers, shall have received the opinion, dated as of the Closing Date, of Maples and Calder (Hong Kong) LLP, special Cayman Islands counsel for the Initial Purchasers, in form and substance satisfactory to the Representatives.

(g)    Opinion of Macau Counsel for the Initial Purchasers. At the Closing Time, the Representatives, on behalf of the Initial Purchasers, shall have received the opinion, dated as of the Closing Date, of Henrique Saldanha, Advogados e Notàrios, special Macau counsel for the Initial Purchasers, in form and substance satisfactory to the Representatives.

(h)    Compliance Certificate of the Issuer. At the Closing Time, the Representatives, on behalf of the Initial Purchasers, shall have received a certificate signed by an executive officer or director of the Issuer, dated as of the Closing Date, to the effect that (i) since the respective dates as of which information is given in the Disclosure Package and the Final Offering Memorandum, except as disclosed in or contemplated by the Disclosure Package and the Final Offering Memorandum, there shall have been no event or development, and no information shall have become known, that, individually or in the aggregate, has a Material Adverse Effect, (ii) the representations and warranties of the Issuer in Section 1 hereof are true and correct in all material respects with the same force and effect as though expressly made at and as of the Closing Time, and (iii) the Issuer has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Time.

(i)    Comfort Letter of the Accountants. At the time of the execution of this Agreement, the Representatives, on behalf of the Initial Purchasers, shall have received from Deloitte a letter dated the date hereof, in form and substance satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to the Initial Purchasers, delivered according to Statement of Auditing Standards No. 72 (or any successor bulletins), with respect to the financial statements and certain financial information contained in the Disclosure Package.

(j)    Bring-down Comfort Letter. At the Closing Time, the Representatives, on behalf of the Initial Purchasers, shall have received from Deloitte a letter, dated as of the Closing Date, to the effect that Deloitte reaffirms the statements made in its letter furnished pursuant to subsection (i) of this Section 5, except that (i) it shall cover the financial statements and certain financial information contained in the Final Offering Memorandum and (ii) the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(k)    Approval of Listing. At the Closing Time, the Notes shall have been approved in principle for listing on the SGX-ST, subject only to official notice of issuance.

(l)    No Material Adverse Change or Ratings Agency Change. For the period from and after the date of this Agreement and prior to the Closing Date:

(i) in the judgment of the Initial Purchasers, there shall not have occurred any event or development, and no information shall have become known, that, individually or in the aggregate, would have a Material Adverse Effect (“Material Adverse Change”); and

(ii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities of the Issuer or any of its subsidiaries by any “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act.

(m)    DTC. At the Closing Time, the Notes shall be eligible for clearance and settlement through DTC.

(n)    Indenture. Executed copies of the Indenture in form and substance reasonably satisfactory to the Representatives shall have been delivered to the Representatives, on behalf of the Initial Purchasers.

(o)    Additional Documents. On or before the Closing Time, the Representatives, on behalf of the Initial Purchasers, or counsel for the Initial Purchasers shall have received such information, documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Notes as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained.

(p)    Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled in all material respects when and as required to be fulfilled, this Agreement may be terminated by the Representatives on behalf of the Initial Purchasers, by notice to the Issuer at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 hereof and except that Sections 7 and 8 hereof shall survive any such termination and remain in full force and effect.

The documents required to be delivered by this Section 5 will be delivered at the offices of White & Case, counsel for the Initial Purchasers, at 9th Floor, Central Tower, 28 Queen’s Road, Central, Hong Kong.

SECTION 6. Offers and Sales of the Notes.

(a)    Offer and Sale Procedures. Each of the Initial Purchasers hereby, severally and not jointly, establishes and agrees to observe the following procedures in connection with the offer and sale of the Notes:

(i) Offers and Sales only to Qualified Institutional Buyers in the United States or to Non-U.S. Persons. Initial offers and sales of the Notes shall only be made (A) by the U.S. registered broker-dealer affiliates of such Initial Purchaser to persons whom such Initial Purchaser reasonably believes to be qualified institutional buyers, as defined in Rule 144A (“QIBs”) in accordance with Rule 144A or (B) to non-U.S. persons (as defined in Regulation S) outside the United States in reliance upon Regulation S.

(ii) Each of the Initial Purchasers hereby, severally and not jointly, represents and agrees that:

(1)	it, or the U.S. registered broker-dealer affiliates of such Initial Purchaser making sales pursuant to Rule 144A, is a QIB; and

(2)	if it is not a QIB, then it represents and agrees with the Issuer and the other Initial Purchasers that it shall offer and sell the Notes only outside the United States in offshore transactions to persons who are not U.S. persons (as defined in Rule 902 under the Securities Act).

(iii) No Directed Selling Efforts. Neither such Initial Purchaser nor its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts within the meaning of Regulation S and such Initial Purchaser, its Affiliates and any person acting on its or their behalf has complied and will comply with the offering restrictions of Regulation S.

(iv) No General Solicitation. No general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) has been or will be used in connection with the offering or sale of the Notes.

(v) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser of a Note acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the Initial Purchaser, be a QIB or a non-U.S. person outside the United States.

(vi) Restrictions on Transfer. The selling and transfer restrictions and the other provisions set forth in the Offering Memorandum under the heading “Transfer Restrictions” including, without limitation, the legend required thereby, shall apply to the Notes except as otherwise agreed by the Issuer and the Initial Purchasers.

(b)    Restriction on Repurchases. The Issuer covenants with each Initial Purchaser that, until the expiration of one year after the later of the date of the original issuance of the Notes and the last date on which the Issuer or any of its Affiliates were the owner of Notes, neither the Issuer nor any of its subsidiaries will, and will cause persons acting on its or their behalf (other than the Initial Purchasers, as to whom no covenant is made), not to, resell any such Notes which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the Securities Act), whether as beneficial owner or otherwise (except an agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).

(c)    Resale Pursuant to Rule 903 of Regulation S or Rule 144A. Each Initial Purchaser understands that the Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each of the Initial Purchasers, severally and not jointly, represents and agrees, that, except as permitted by Section 6(a) above, it has not offered and sold Notes and will not offer and sell Notes (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date upon which the Offering commences and the Closing Time, only in accordance with Rule 903 of Regulation S, Rule 144A or another applicable exemption from the registration requirements of the Securities Act. Accordingly, none of such Initial Purchaser, its Affiliates or any persons acting on its or their behalf has engaged or engages in any directed selling efforts with respect to Notes sold hereunder pursuant to Regulation S, and such Initial Purchaser, its Affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions of Regulation S. Each of the Initial Purchasers, severally and not jointly, agrees that, at or prior to confirmation of a sale of Notes pursuant to Regulation S, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it or through it during the restricted period a confirmation or notice to substantially the following effect:

“This Note has not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory authority of any jurisdiction and may not be reoffered, resold, pledged or otherwise transferred within the United States or to a U.S. person (as defined in Regulation S under the Securities Act) except pursuant to an exemption from registration under the Securities Act. The Issuer of this Note has agreed that this legend shall be deemed to have been removed on the 41st day following the later of the commencement of the offering of the Notes and the final delivery date with respect thereof.”

SECTION 7. Indemnification.

(a)    Indemnification of Initial Purchasers. The Issuer will indemnify and hold harmless each Initial Purchaser, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Disclosure Package as of any time, the Final Offering Memorandum (or any amendment or supplement thereto) or any Supplemental Offering Materials, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Issuer shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Issuer by any Initial Purchaser specifically for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in subsection (b) below.

(b)    Indemnification of Issuer. Each Initial Purchaser will, severally and not jointly, indemnify and hold harmless the Issuer and each person, if any, who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Initial Purchaser Indemnified Party”), against any losses, claims, damages or liabilities to which such Initial Purchaser Indemnified Party may become subject, under the Securities Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Disclosure Package as of any time, the Final Offering Memorandum (or any amendment or supplement thereto) or in any Supplemental Offering Materials or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuer by such Initial Purchaser specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Initial Purchaser Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Initial Purchaser Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the following information in the Offering Memorandum furnished on behalf of each Initial Purchaser: its name as set forth in the first sentence of the first paragraph under the section “Plan of Distribution—Price Stabilization and Short Positions” in the Disclosure Package and the Final Offering Memorandum.

(c)    Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above hereafter, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 7, as the case may be, for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d)    Control Persons. The obligations of the Issuer under this Section 7 shall be in addition to any liability which the Issuer may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Initial Purchaser, within the meaning of the Securities Act; and the obligations of the Initial Purchasers under this Section 7 shall be in addition to any liability which the respective Initial Purchaser may otherwise have and shall extend, upon the same terms and conditions, to each director of the Issuer and to each person, if any, who controls the Issuer within the meaning of the Securities Act.

SECTION 8. Contribution.

If the indemnification provided for in Section 7 is unavailable or insufficient to hold harmless an indemnified party under Section 7 (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in Section 7 (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and the Initial Purchasers on the other from the Offering or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer on the one hand and the Initial Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Issuer on the one hand and the Initial Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the Offering (before deducting expenses) received by the Issuer bear to the total underwriting discounts and commissions received by the Initial Purchasers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer or the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this Section 8. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations in this Section 8 to contribute are several in proportion to their respective underwriting obligations and not joint. The Issuer and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8.

SECTION 9. Agreement among Initial Purchasers.

The execution of this Agreement on behalf of all parties hereto will constitute the acceptance by each Initial Purchaser of the International Capital Market Association Standard Form Agreement Among Managers Version 1 (“AAM”). The Initial Purchasers further agree that references in the AAM to the “Lead Manager”, the “Joint Bookrunners” and the “Managers” shall mean the Initial Purchasers, references in the AAM and this Agreement to the “Settlement Lead Manager” shall mean Merrill Lynch International (or persons acting on its behalf) and references in the AAM to the “Stabilisation Coordinator” shall mean Merrill Lynch International (or persons acting on its behalf). The Initial Purchasers agree as between themselves to amend the AAM as follows:

(a)	Clause 5(2), and the two paragraphs immediately following Clause 5(3), shall be deemed to be deleted in their entirety;

(b)	Clause 6 shall be deemed to be deleted in its entirety and replaced by the following:

“6.	STABILIZATION

(1)	Each Initial Purchaser agrees that the Stabilization Coordinator may, after consultation with and agreement by the Initial Purchasers, either directly or together with the Stabilization Managers appointed by it, effect Stabilization Transactions. All such Stabilization Transactions shall be made in accordance with applicable laws and any profits and losses incurred in effecting Stabilization Transactions shall be aggregated and:

(a)	in the case of a net profit, credited to the account of each Initial Purchaser in proportion to its respective Commitment; and

(b)	in the case of a net loss, apportioned among the Initial Purchasers as follows:

(i)	first, among the Initial Purchasers pro rata to their respective Commitments in an amount up to and including the amount of the fees payable to that Initial Purchasers in connection with the issue of the Notes; and

(ii)	secondly, among the Initial Purchasers that are responsible for actively running the order book for the transaction, pro rata to their respective Commitments.

(2)	Upon the aforementioned consultation by the Stabilization Coordinator with the Initial Purchasers, any Stabilization Transactions may be effected on or after the date on which adequate public disclosure of the terms of the offer of Notes is made and, if begun, may be ended at any time, but in no case later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes.

(3)	For the avoidance of doubt, the Initial Purchasers may agree to overallot in arranging subscriptions, sales and purchases of the Notes and to reallocate such positions among themselves in proportion to each Initial Purchaser’s Purchase Percentage, and the Initial Purchasers may subsequently make purchases and sales of the Notes, in addition to their respective Purchase Percentage, in the open market or otherwise, on such terms as each Initial Purchaser may deem advisable. All such purchases, sales and overallotments shall be made in accordance with applicable laws and regulations. Each Initial Purchaser shall be responsible for managing its individual long or short position arising from such aforementioned reallocation (the “Individual Position”) and may cover any short position, sell any long position and/or engage in hedging activity in respect of its Individual Position. Each Initial Purchaser shall be liable for any loss, or entitled to any profit, arising from the management of its own Individual Position and, for the avoidance of doubt, no Initial Purchaser shall be liable for any loss, or entitled to any profit, arising from the management of the Individual Position of any other Initial Purchaser. “Purchase Percentage” with respect to each series of Notes means the principal amount of such series of Notes subscribed by the relevant Initial Purchaser as a percentage of the aggregate principal amount of such series of Notes issued.

(c)	Clause 7(2) shall be deemed to be deleted in its entirety and replaced with the following:

“(2)	The Initial Purchasers agree that all fees and expenses that are the joint responsibility of the Initial Purchasers and payable by the Initial Purchasers, and any out-of-pocket expenses that are the joint responsibility of the Initial Purchasers and reimburseable but not reimbursed by the Issuer, shall be aggregated and allocated among the Initial Purchasers pro rata to their respective Commitments and each Initial Purchaser authorizes the Settlement Lead Manager to charge or credit each Initial Purchaser’s account for its proportional share of such fees and expenses.; ”

(d)	Clause 8 shall be deemed to be deleted in its entirety;

(e)	The definition of “Commitments” shall be deleted in its entirety and replaced with the following:

““Commitments” means, for the purposes of Clauses 3, 6, 7 and 10, the fee allocation proportion paid to each of the Initial Purchasers under this Agreement and any related fee letters, and for the purposes of all other clauses of this Agreement, the amounts severally underwritten by the Initial Purchasers as set out in the Purchase Agreement.”; and

(f)	Australia and New Zealand Banking Group Limited and Merrill Lynch International shall act as representatives of each of them for administrative purposes (in such capacity, the “Representatives”).

Where there are any inconsistencies between this Agreement and the AAM, the terms of this Agreement shall prevail.

SECTION 10. Default of Initial Purchasers.

If any Initial Purchaser or Initial Purchasers default in their obligations to purchase Notes hereunder at the Closing Time and the principal amount of Notes that such defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase does not exceed 10% of the aggregate principal amount of Notes that the Initial Purchasers are obligated to purchase at such Closing Time, the Representatives may make arrangements satisfactory to the Issuer for the purchase of such Notes by other persons, including any of the Initial Purchasers, but if no such arrangements are made by such Closing Time, the non-defaulting Initial Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Notes that such defaulting Initial Purchasers agreed but failed to purchase at such Closing Time. If any Initial Purchaser or Initial Purchasers so default and the principal amount of Notes with respect to which such default or defaults occur exceeds 10% of the aggregate principal amount of Notes that the Initial Purchasers are obligated to purchase at such Closing Time and arrangements satisfactory to the Representatives and the Issuer for the purchase of such Notes by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Initial Purchaser or the Issuer, except as provided in Section 12 hereof. As used in this Agreement, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section 10. Nothing herein will relieve a defaulting Initial Purchaser from liability for its default.

SECTION 11. Representations, Warranties and Agreements to Survive Delivery.

All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Issuer submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser or controlling person, or by or on behalf of the Issuer, and shall survive delivery of the Notes to the Initial Purchasers.

SECTION 12. Termination of Agreement.

(a) Termination; General. Prior to the Closing Time, this Agreement may be terminated by the Initial Purchasers by notice given to the Issuer if at any time: (i) trading in securities generally on the New York Stock Exchange, NASDAQ, the Hong Kong Stock Exchange, the London Stock Exchange or the SGX-ST shall have been suspended or materially limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the Commission or the SGX-ST, or maximum ranges for prices shall have been required by any of said exchanges or by such system or by order of the Commission or any other governmental authority in the United States or otherwise or a material disruption has occurred in commercial banking or securities, settlement or clearance services with respect to DTC in the United States or with respect to Euroclear and Clearstream in Europe; (ii) a general banking moratorium shall have been declared by any of federal, New York, Cayman Islands, Macau, Hong Kong, Singapore or European authorities; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions or currency exchange rates or exchange controls, in each case the effect of which is such as to make it, in the judgment of the Initial Purchasers, impracticable or inadvisable to market the Notes in the manner and on the terms described in the Offering Memorandum or to enforce contracts for the sale of the Notes; (iv) in the judgment of the Initial Purchasers there shall have occurred any Material Adverse Change; or (v) the Issuer and its subsidiaries shall have sustained a loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the Initial Purchasers may interfere materially with the conduct of the business and operations of the Issuer and its subsidiaries taken as a whole regardless of whether or not such loss shall have been insured.

(b) Liabilities. If this Agreement is terminated pursuant to this Section 12, such termination shall be without liability of any party to any other party; provided that Sections 7 and 8 hereof shall survive such termination and remain in full force and effect.

SECTION 13. Reimbursement of Initial Purchasers’ Expenses.

If the sale to the Initial Purchasers of the Notes on the Closing Date pursuant to this Agreement is not consummated because of any refusal, inability or failure on the part of the Issuer to perform any agreement herein or to comply with any provision hereof (provided that the occurrence of any event under Section 12 or failure to satisfy any condition under Section 5 shall not be deemed as any refusal, inability or failure on the part of the Issuer), the Issuer agrees to reimburse the Initial Purchasers (or such Initial Purchasers as have terminated this Agreement with respect to themselves), severally, upon demand for all reasonable expenses as set forth in Section 4 hereof and the legal fees and expenses incurred by the Initial Purchasers.

SECTION 14. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if mailed, delivered or transmitted by telefax at the address set forth below:

(a)	if to the Initial Purchasers:

c/o Australia and New Zealand Banking Group Limited

22/F, Three Exchange Square

8 Connaught Place

Central

Hong Kong

Telephone : 852 3918 7680

Attention: Debt Syndicate

Facsimile: 852 3918 7172

Email: AsiaBondSyndicate@anz.com

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

United Kingdom

Telephone: 44 (0)20 7995 3966

Attention: Syndicate Desk

Fascimile: 44 (0)20 7995 0048

(b)	if to the Issuer:

Melco Resorts Finance Limited

190 Elgin Avenue, George Town

Grand Cayman KY1-9005

with a copy to:

Melco Resorts & Entertainment Limited

36/F, The Centrium

60 Wyndham Street

Central, Hong Kong

Telephone: 852 2598 3600

Attention: Company Secretary

Facsimile: 852 2537 3618

SECTION 15. Parties.

This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Issuer and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers, the Issuer and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 hereof and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers, the Issuer and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Notes from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

SECTION 16. Counterparts.

This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 17. Absence of Fiduciary Relationship. The Issuer acknowledges and agrees that:

(a)    No Other Relationship. The Initial Purchasers have been retained solely to act as the initial purchasers of the Notes and that no fiduciary, advisory or agency relationship between the Issuer and the Initial Purchasers has been created in respect of any of the transactions contemplated by this Agreement, the Disclosure Package or the Final Offering Memorandum, irrespective of whether the Initial Purchasers have advised or are advising the Issuer on other matters;

(b)    Arms’ Length Negotiations. The price of the Notes set forth in this Agreement was established by the Issuer following discussions and arms-length negotiations with the Initial Purchasers and each of the Issuer is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)    Absence of Obligation to Disclose. The Issuer has been advised that the Initial Purchasers and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from or conflict with those of the Issuer and that the Initial Purchasers have no obligation to disclose such interests and transactions to the Issuer by virtue of any fiduciary, advisory or agency relationship; and

(d)    Waiver. The Issuer waives, to the fullest extent permitted by law, any claims it may have against the Initial Purchasers for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Initial Purchasers shall have no liability (whether direct or indirect) to the Issuer in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Issuer, including shareholders, employees or creditors of the Issuer.

SECTION 18. Waiver of Immunity.

To the extent that the Issuer has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Issuer hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

SECTION 19. Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the state of New York.

The Issuer hereby submits to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Issuer irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The Issuer irrevocably appoints Law Debenture Corporate Services Inc., 801 2nd Avenue, Suite 403, New York, New York 10017, as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Issuer by the person serving the same to the address provided in Section 14, shall be deemed in every respect effective service of process upon the Issuer in any such suit or proceeding. The Issuer further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of five years from the date of this Agreement.

The obligations of the Issuer pursuant to this Agreement in respect of any sum due to any Initial Purchaser shall, notwithstanding any judgment in a currency other than U.S. dollars, not be discharged until the first business day, following receipt by such Initial Purchaser of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Initial Purchaser may in accordance with normal banking procedures purchase U.S. dollars with such other currency; if the U.S. dollars so purchased are less than the sum originally due to such Initial Purchaser hereunder, the Issuer agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Initial Purchaser against such loss. If the U.S. dollars so purchased are greater than the sum originally due to such Initial Purchaser hereunder, such Initial Purchaser agrees to pay to the Issuer an amount equal to the excess of the dollars so purchased over the sum originally due to such Initial Purchaser hereunder.

SECTION 20. Waiver of Jury Trial. Each party hereto hereby waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or the subject matter hereof. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. This Section 20 has been fully discussed by each of the parties hereto and these provisions shall not be subject to any exceptions. Each party hereto hereby further warrants and represents that such party has reviewed this waiver with its legal counsel, and that such party knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or modifications to (or assignments of) this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial (without a jury) by the court.

SECTION 21. Effect of Headings.

The section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Issuer a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between each of the Initial Purchasers and the Issuer in accordance with its terms.

Very truly yours,

[Signature Pages to Follow]

Issuer

MELCO RESORTS FINANCE LIMITED

By	/s/ Yuk Man Chung
Name:	Yuk Man Chung
Title:	Director

[Signature page – Purchase Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first above written:

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By	/s/ Andrew Loong
Name:	Andrew Loong
Title:	Director Capital Markets Execution

[SIGNATURE PAGE – PURCHASE AGREEMENT]

MERRILL LYNCH INTERNATIONAL

By	/s/ CONAN TAM
Name:	CONAN TAM
Title:	MANAGING DIRECTOR

[SIGNATURE PAGE – PURCHASE AGREEMENT]

BOCI ASIA LIMITED

By	/s/ Mr. Fang Bian
Name:	Mr. Fang Bian
Title:	Managing Director, Head of Financial Products Division

[SIGNATURE PAGE – PURCHASE AGREEMENT]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (ASIA) LIMITED

By	/s/ Chen Ling
Name:	Chen Ling
Title:	Managing Director & Debt Capital Markets Head Global Capital Financing Department

By	/s/ Francis Lo
Name:	Francis Lo
Title:	Team Head of Corporate Banking II Department

[SIGNATURE PAGE – PURCHASE AGREEMENT]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED

By	/s/ Dennis Deng
Name:	Dennis Deng
Title:	Deputy chief Executive officer

By	/s/ Stephen Lui
Name:	Stephen Lui
Title:	Deputy chief Executive officer

[SIGNATURE PAGE – PURCHASE AGREEMENT]

SCHEDULE A

Name of Initial Purchaser	Principal Amount of Notes (US$)
Australia and New Zealand Banking Group Limited	130,000,000
Merrill Lynch International	130,000,000
BOCI Asia Limited	130,000,000
Industrial and Commercial Bank of China (Asia) Limited	130,000,000
Industrial and Commercial Bank of China (Macau) Limited	130,000,000

Total	650,000,000

SCHEDULE B

SUBSIDIARIES OF THE ISSUER

MCO International Limited

Melco Crown (Macau) Limited

MCO Investments Limited

Altira Hotel Limited

Altira Developments Limited

Melco Crown (COD) Hotels Limited

COD Resorts Limited

Melco Crown (Cafe) Limited

Golden Future (Management Services) Limited

Melco Crown Hospitality and Services Limited

Melco Crown (COD) Retail Services Limited

Melco Crown (COD) Ventures Limited

COD Theatre Limited

Melco Crown COD (HR) Hotel Limited

Melco Crown COD (CT) Hotel Limited

Melco Crown COD (GH) Hotel Limited

MCO Nominee One Limited

MPEL Nominee Two Limited

MPEL Nominee Three Limited

Melco Crown (Macau Peninsula) Hotel Limited

Melco Crown (Macau Peninsula) Developments Limited

SCHEDULE C

PRICING SUPPLEMENT

PRICING SUPPLEMENT	STRICTLY CONFIDENTIAL

US$650,000,000 4.875% Senior Notes due 2025

Melco Resorts Finance Limited

May 25, 2017

Pricing Supplement dated May 25, 2017 to the

Preliminary Offering Memorandum dated May 15, 2017

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Offering Memorandum. Capitalized terms used but not defined in this Pricing Supplement have the meanings ascribed to them in the Preliminary Offering Memorandum. The information in this Pricing Supplement supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum.

The US$650,000,000 4.875% Senior Notes due 2025 (the “Notes”) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and are being offered only (1) to “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States in offshore transactions in reliance on Regulation S under the Securities Act.

Distribution of this Pricing Supplement to any persons other than the person receiving this electronic transmission, its agents and any persons retained to advise the person receiving this electronic transmission, is unauthorized. Any photocopying, disclosure or alteration of the contents of this Pricing Supplement or any portion thereof by electronic mail or any other means to any person other than the person receiving this electronic transmission is prohibited. By accepting delivery of this Pricing Supplement, the recipient agrees to the foregoing.

Issuer:	Melco Resorts Finance Limited (the “Company”)

Security Description:	4.875% Senior Notes due 2025

Distribution:	144A and Regulation S

Notes:

Aggregate Principal Amount:	US$650,000,000

Currency:	U.S. Dollars

Maturity Date:	June 6, 2025

Interest Payment Dates:	June 6 and December 6, beginning on December 6, 2017

Trade Date:	May 25, 2017

Issue Date:	June 6, 2017, 2017 (T+7)

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement

Coupon:	4.875%

Issue Price:	100.000%

Yield to Maturity:	4.875%

Optional Redemption Provisions:

Optional Redemption:

Optional Redemption Prices:	On or after June 6, 2020: 103.65625%

On or after June 6, 2021: 102.43750%

On or after June 6, 2022: 101.21875%

June 6, 2023 and thereafter: 100.00000%

Make-Whole Call:	Prior to June 6, 2020

Redemption with proceeds from certain equity offerings:	Prior to June 6, 2020, up to 35% may be redeemed at 104.875%

Gaming Redemption:	The Notes may be redeemed if the gaming authority of any relevant jurisdictions requires that holders or beneficial owners of the Notes be licensed, qualified or found suitable under applicable gaming laws and such holders or beneficial owners, as the case may be, fail to apply or become licensed or qualified within the required time period or are found unsuitable

Offer to Repurchase Provisions:

Change of Control Triggering Event	101%

Special Put Option Triggering Event	Upon the occurrence of (1) any event after which none of the Company or any Subsidiary of the Company has such licenses, concessions, subconcessions or other permits or authorizations as are necessary for the Company and its Subsidiaries to own or manage casino or gaming areas or operate casino games of fortune and chance in Macau in substantially the same manner and scope as the Company and its Subsidiaries are entitled to at the Issue Date, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its Subsidiaries, taken as a whole; or (2) the termination, rescission, revocation or modification of any Gaming License which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its Subsidiaries, taken as a whole, each holder of the Notes will have the right to require the Company to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, and Additional Amounts, if any, to but excluding the date of repurchase

Security Codes:		Rule 144A Notes	Regulation S Notes

	CUSIP No.:	58547D AA7	G5975L AA4

	ISIN:	US58547DAA72	USG5975LAA47

Denominations:	US$200,000 minimum; US$1,000 increments

Expected Issue Ratings*:	BB- / Ba3 (S&P / Moody’s)

Joint Global Coordinators and Joint Lead Managers:	Australia and New Zealand Banking Group Limited; Merrill Lynch International

Joint Bookrunners (Passive):	BOCI Asia Limited; Industrial and Commercial Bank of China (Asia) Limited; Industrial and Commercial Bank of China (Macau) Limited

Listing:	Approval-in-principle has been obtained from the Singapore Exchange Securities Trading Limited (“SGX-ST”) for the listing and quotation of the Notes on the Official List of the SGX-ST

Trustee, Paying Agent, Registrar and Transfer Agent:	Deutsche Bank Trust Company Americas

In addition to reflecting the information set forth above, the Preliminary Offering Memorandum is hereby supplemented, amended and modified as follows (page references are to page numbers in the Preliminary Offering Memorandum), which reflect certain recent developments and other updated information. Any conforming amendments or modifications within the Preliminary Offering Memorandum as a result of the following amendments or modifications have not been repeated in this Pricing Supplement (unless otherwise specified, additions are shown in double-underline and deletions are shown in ~~strikethrough~~):

The section “Summary” starting on page 1 of the Preliminary Offering Memorandum is amended by this Pricing Supplement by adding the following at the end thereof:

Recent Development

Subject to customary conditions precedent, we intend to drawdown US$350 million under the revolving credit facility that comprises part of the 2015 Credit Facilities (the “2015 Revolving Credit Facility”), and use the proceeds thereof and cash on hand, together with the net proceeds we expect to receive from this Offering, to fully redeem the 2013 Notes and to pay related costs and expenses. Such use of the proceeds of a partial drawdown of the 2015 Revolving Credit Facility and cash on hand will correspondingly reduce the amount of funds available for our capital expenditure and other needs, which in turn may affect the financing risks associated with our capital expenditure and other needs. The final maturity date of loans under the 2015 Revolving Credit Facility is June 29, 2020 or, if earlier, the date of repayment, prepayment or cancellation in full of the 2015 Credit Facilities. See “Description of Other Material Indebtedness—2015 Credit Facilities” for a discussion of the terms of the 2015 Revolving Credit Facility. See also “Use of Proceeds” and “Capitalization.”

The section “Use of Proceeds” on page 38 of the Preliminary Offering Memorandum is amended by this Pricing Supplement as follows:

We estimate that the net proceeds from this Offering will be approximately US$643 million after deducting the Initial Purchasers’ discounts and commissions and estimated offering expenses payable by us. We intend to use the proceeds from this Offering, together with the proceeds of a partial drawdown of the 2015 Revolving Credit Facility and cash on hand ~~as applicable~~, to repurchase in full the 2013 Notes and fund the premium payable in connection with such redemption in the amount of US$25 million and estimated fee and costs related to this Offering and the repurchase of the 2013 Notes (excluding accrued interest on the 2013 Notes). The repurchase of the 2013 Notes by us is conditioned upon receiving sufficient funds from the Offering to fund the repurchase.

The section “Capitalization” on page 40 of the Preliminary Offering Memorandum is amended by this Pricing Supplement by being replaced in its entirety with the following:

The following table sets out the cash and cash equivalents, indebtedness and capitalization of Melco Resorts Finance and its subsidiaries as of March 31, 2017 on an actual basis and as adjusted to give effect to the following:

•	the issuance of US$650,000,000 aggregate principal amount of the Notes; and

•	application of the proceeds of this Offering, together with the proceeds of a partial drawdown of the 2015 Revolving Credit Facility and cash on hand, to repay the 2013 Notes in full and fund the premium payable in connection with such redemption in the amount of US$25 million and estimated fees and costs related to this Offering and the repurchase of the 2013 Notes (excluding accrued interest on the 2013 Notes).

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and our consolidated financial statements prepared in accordance with U.S. GAAP, the related notes and other financial information contained elsewhere in this offering memorandum.

	As of March 31, 2017
	Actual	As Adjusted
	(in thousands of U.S. dollars)
Cash and cash equivalents(1)	791,945	759,945

Indebtedness:
2015 Credit Facilities, net(1)(2)	458,414	808,414
2013 Notes, net(1)(3)	950,123	—
Notes offered hereby(1)(4)	—	650,000
Capital lease obligations	236	236
Advance from an affiliated company	1,946	1,946

Total indebtedness	1,410,719	1,460,596

Shareholder’s Equity:
Ordinary shares at US$0.01 par value per share	—	—
Additional paid-in capital	1,849,785	1,849,785
Accumulated other comprehensive income	2,635	2,635
Retained earnings(5)(6)	903,264	821,387

Total shareholder’s equity	2,755,684	2,673,807

Total capitalization	4,166,403	4,134,403

(1)	The proceeds from the issuance of the Notes from this Offering, together with the proceeds of a partial drawdown of the 2015 Revolving Credit Facility and cash on hand, will be used to fully repay the 2013 Notes and pay related redemption costs and estimated fees and expenses related to this Offering.
(2)	As of March 31, 2017, the outstanding amount under 2015 Credit Facilities was US$467.4 million, net of unamortized deferred financing costs of US$9.0 million. We intend to draw US$350 million under the 2015 Revolving Credit Facility and use the proceeds thereof, together with the proceeds of this Offering and cash on hand, for the full redemption of the 2013 Notes and payment of fees and costs related to such redemption and this Offering. Our utilization of the 2015 Revolving Credit Facility will be subject to the satisfaction of certain conditions precedent. In the event such drawdown does not occur as currently intended, we intend to use cash on hand, together with the proceeds of this Offering, to fund the full redemption of the 2013 Notes and related fees and costs, which would result in a decrease in the as-adjusted outstanding amount under the 2015 Credit Facilities and a corresponding decrease in the as-adjusted cash and cash equivalents.
(3)	As of March 31, 2017, the outstanding amount under 2013 Notes was US$1,000.0 million, net of unamortized deferred financing costs of US$49.9 million.
(4)	Reflects the gross amount to be received by the Issuer from this Offering.
(5)	Assumes the unamortized deferred financing costs of the 2013 Notes of US$49.9 million are written off and recognized as expenses in the consolidated statements of operations upon the full repayment of the 2013 Notes.
(6)	Assumes the premium payable in connection with the full repayment of the 2013 Notes and estimated fees and expenses related to this Offering, which may be capitalized as deferred financing costs under U.S. GAAP, are instead recognized as expenses in the consolidated statements of operations.

On May 15, 2017, we declared a dividend of approximately US$636.0 million, US$591.0 million of which was offset against the amount due from the Parent and US$45 million of which was cash dividend payable to the Parent to fund a dividend payment to be made by the Parent to its shareholders. See “Risk Factors—Risks Relating to Our Corporate Structure and Ownership—Our ultimate principal shareholder and our Parent will have a substantial influence over us and their interests in our business may be different from yours.” This dividend of approximately US$636.0 million is not reflected in the above table as it was made after March 31, 2017.

The Company has prepared the Preliminary Offering Memorandum to which this communication relates. Before you invest, you should read the Preliminary Offering Memorandum and the contents of this pricing supplement for more complete information about the Issuer and this offering. You should already have a copy of the Preliminary Offering Memorandum, but the Initial Purchasers will arrange to send you another copy, if you request it.

THE INFORMATION CONTAINED HEREIN DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY NOTES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. THE NOTES HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, OR ANY OTHER JURISDICTION IN THE UNITED STATES.